Filed pursuant to Rule 433

Registration No. 333-285140-01

August 3, 2026

Final Term Sheet

Reopening of 5.70% First Mortgage Bonds due 2055 (the “Notes”)

Secured Medium-Term Notes, Series O

IDAHO POWER COMPANY

Issuer: Idaho Power Company

Trade Date: August 3, 2026

Original Issue Date/Settlement Date: August 6, 2026, which is the third business day following the Trade Date, or “T+3.” Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement

Principal Amount: $200,000,000

Original Interest Accrual Date: March 15, 2026

Price to Public: 94.186% of Principal Amount(1)

Purchasers’ Discount: 0.875%

Proceeds to the Company: 93.311%

Interest Rate: 5.70% per annum

Anticipated Ratings:*

Standard & Poor’s Ratings Services: “A-”

Moody’s Investors Service: “A3”

Anticipated Use of Proceeds: To fund a portion of Idaho Power Company’s capital expenditures and for other general corporate purposes.

Interest Payment Dates: March 15 and September 15, commencing September 15, 2026

Redemption: As specified in Pricing Supplement No. 3 dated August 3, 2026

Make-whole Call: Prior to September 15, 2054, the greater of

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

•

100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call: On or after September 15, 2054, 100% of the principal amount to be redeemed

Maturity Date: March 15, 2055

CUSIP: 45138LBL6

Qualified Reopening: The Notes offered hereby will be a further issuance of, and will be consolidated with, the $400,000,000 aggregate principal amount of outstanding 5.70% First Mortgage Bonds due 2055, Secured Medium-Term Notes, Series O issued by us on March 13, 2025 (the “Prior Notes”) and, other than the Original Issue Date, Original Interest Accrual Date, and Price to Public, will have the same terms as, with the same CUSIP number as, will be fungible with, and trade interchangeably with the outstanding Prior Notes. After giving effect to this offering, the aggregate principal amount of the outstanding 5.70% First Mortgage Bonds due 2055, Secured Medium-Term Notes, Series O will be $600,000,000.

Purchasers:

J.P. Morgan Securities LLC ($50,000,000)

Mizuho Securities USA LLC ($40,000,000)

MUFG Securities Americas Inc. ($40,000,000)

Wells Fargo Securities, LLC ($40,000,000)

BofA Securities, Inc. ($10,000,000)

Morgan Stanley & Co. LLC ($10,000,000)

U.S. Bancorp Investments, Inc. ($10,000,000)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at any time.

(1)

Plus accrued interest from and including March 15, 2026 to, but excluding, August 6, 2026, in the aggregate amount of $4,465,000, and accrued interest, if any, from August 6, 2026, if settlement occurs after that date.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the accompanying prospectus supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, collect at 1-212-834-4533, Mizuho Securities USA LLC, toll-free at 1-866-271-7403, MUFG Securities Americas Inc., toll-free at 1-877-649-6848, or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.